Exhibit 99.1

KOIL Energy Secures Major Project Award Mobilizing New and Old Carousels

June 11, 2026

HOUSTON, June 11, 2026 (GLOBE NEWSWIRE) -- KOIL Energy Solutions Inc. (OTCQB: KLNG), a leading international provider of subsea equipment and services, today announced the award of a major project for subsea umbilical handling, spooling, and storage services. This project requires two large carousels, and KOIL will deploy both a newly acquired, large mobile offshore carousel and an existing carousel asset to execute the work.

“This award is a pivotal moment for KOIL and further validates our strategy to scale our rental equipment and services platform,” said Erik Wiik, President and Chief Executive Officer of KOIL Energy. “We secured funding, acquired a new mobile carousel, and already won its first contract, while also redeploying an underutilized carousel from our existing fleet. We were able to acquire what is essentially a new asset, ready for mobilization. This is a great opportunity for KOIL to expand our technical capabilities and accelerate our growth within rental equipment and services across the global subsea market.”

The work will be performed by KOIL’s experienced service team during the second half of 2026, followed by long-term storage of the customer’s umbilical system. The new 3,500-metric-ton modular offshore carousel is designed to be assembled on board a vessel, enabling rapid mobilization and redeployment to new project locations in the U.S. and internationally on short notice.

Last month, KOIL announced it had secured a new credit facility, which will help finance the new asset and support the Company’s broader rental equipment investment plan.

About KOIL (www.koilenergy.com)

KOIL Energy is a leading energy services company offering subsea equipment and support services to the world's energy and offshore industries. We provide innovative solutions to complex customer challenges presented between the production facility and the energy source. Our core services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, and related services. Additionally, KOIL Energy's experienced team can support subsea engineering, manufacturing, installation, commissioning, and maintenance projects located anywhere in the world.

Forward-Looking Statements

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

Investor Relations Contact:
ir@koilenergy.com
281-862-2201